Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163670 on Form S-8 and Registration Statement Nos. 333-189538 and 333-192025 on Form S-3 of our report dated March 31, 2014, relating to the consolidated financial statements of Sorrento Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2013 and 2012, and for the period from January 25, 2006 (inception) through December 31, 2013, appearing in this Annual Report on Form 10-K of Sorrento Therapeutics, Inc. and Subsidiaries.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 1, 2014